Exhibit 99.1





                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


              INFORMATION HOLDINGS ANNOUNCES SHARE BUYBACK PROGRAM


     STAMFORD, CT, October 28, 2002 - Information Holdings Inc. (NYSE: IHI) today announced that its board of directors has approved a share buyback program, authorizing the Company to purchase up to $30 million of its common stock.

     Commenting on the announcement, Mason Slaine, President & CEO said, "Considering our strong financial position, with significant cash on hand and no debt, we believe a share buyback program will serve to increase shareholder value while still allowing the Company to fund its growth initiatives."

About Information Holdings Inc.
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     Information Holdings Inc. is a leading provider of information products and services to scientific, technical, medical, intellectual property and IT learning markets. Through its Intellectual Property Group, which includes MicroPatent(R), Master Data CenterTM, Liquent-IDRAC and LPS Group, IHI provides a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI is recognized as a leading provider of intellectual property information over the Internet. IHI's CRC Press(R) business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. IHI's Transcender(R) unit is a leading online provider of IT certification test-preparation products. Its products include exam simulations for certifications from major hardware and software providers.

     The statements in this press release that are not historical facts are forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2001. The forward-looking information in this release reflects management's judgment only on the date of this press release.

For further information, contact:
Vincent A. Chippari
Information Holdings Inc.
203-961-9208
vchippari@informationholdings.com